Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

January 10, 2012

iPath

iPATH® EXCHANGE TRADED NOTES (ETNs)

Product List as of January 2012

YEARLY MATURITY

TICKER FEE1 DATE

iPATH COMMODITY ETNs

BROAD

iPath® Pure Beta Broad Commodity ETN BCM 0.75% 4/18/41

iPath® Dow Jones–UBS Commodity Index Total ReturnSM ETN DJP 0.75% 6/12/36

iPath® Pure Beta S&P GSCI®-Weighted ETN SBV 0.75% 4/18/41

iPath® S&P GSCI® Total Return Index ETN GSP 0.75% 6/12/36

SECTOR

iPath® Pure Beta Agriculture ETN DIRT 0.75% 4/18/41

iPath® Dow Jones–UBS Agriculture Subindex Total ReturnSM ETN JJA 0.75% 10/22/37

iPath® Pure Beta Energy ETN ONG 0.75% 4/18/41

iPath® Dow Jones–UBS Energy Subindex Total ReturnSM ETN JJE 0.75% 10/22/37

iPath® Pure Beta Grains ETN WEET 0.75% 4/18/41

iPath® Dow Jones–UBS Grains Subindex Total ReturnSM ETN JJG 0.75% 10/22/37

iPath® Pure Beta Industrial Metals ETN HEVY 0.75% 4/18/41

iPath® Dow Jones–UBS Industrial Metals Subindex Total ReturnSM ETN JJM 0.75% 10/22/37

iPath® Pure Beta Livestock ETN LSTK 0.75% 4/18/41

iPath® Dow Jones–UBS Livestock Subindex Total ReturnSM ETN COW 0.75% 10/22/37

iPath® Pure Beta Precious Metals ETN BLNG 0.75% 4/18/41

iPath® Dow Jones–UBS Precious Metals Subindex Total ReturnSM ETN JJP 0.75% 6/24/38

iPath® Pure Beta Softs ETN GRWN 0.75% 4/18/41

iPath® Dow Jones–UBS Softs Subindex Total ReturnSM ETN JJS 0.75% 6/24/38

SINGLE COMMODITIES

iPath® Pure Beta Aluminum ETN FOIL 0.75% 4/18/41

iPath® Dow Jones–UBS Aluminum Subindex Total ReturnSM ETN JJU 0.75% 6/24/38

iPath® Pure Beta Cocoa ETN CHOC 0.75% 4/18/41

iPath® Dow Jones–UBS Cocoa Subindex Total ReturnSM ETN NIB 0.75% 6/24/38

iPath® Pure Beta Coffee ETN CAFE 0.75% 4/18/41

iPath® Dow Jones–UBS Coffee Subindex Total ReturnSM ETN JO 0.75% 6/24/38

iPath® Pure Beta Copper ETN CUPM 0.75% 4/18/41

iPath® Dow Jones–UBS Copper Subindex Total ReturnSM ETN JJC 0.75% 10/22/37

iPath® Pure Beta Cotton ETN CTNN 0.75% 4/18/41

iPath® Dow Jones–UBS Cotton Subindex Total ReturnSM ETN BAL 0.75% 6/24/38

iPath® Pure Beta Lead ETN LEDD 0.75% 4/18/41

iPath® Dow Jones–UBS Lead Subindex Total ReturnSM ETN LD 0.75% 6/24/38

iPath® Seasonal Natural Gas ETN DCNG 0.75% 4/18/41

iPath® Dow Jones–UBS Natural Gas Subindex Total ReturnSM ETN2 GAZ 0.75% 10/22/37

iPath® Pure Beta Nickel ETN NINI 0.75% 4/18/41

iPath® Dow Jones–UBS Nickel Subindex Total ReturnSM ETN JJN 0.75% 10/22/37

iPath® Dow Jones–UBS Platinum Subindex Total ReturnSM ETN2 PGM 0.75% 6/24/38

iPath® Pure Beta Sugar ETN SGAR 0.75% 4/18/41

iPath® Dow Jones–UBS Sugar Subindex Total ReturnSM ETN SGG 0.75% 6/24/38

1. The investor fee is calculated cumulatively based on the Yearly Fee and the performance of the underlying index or currency exchange rate and increases each day based on the level of the index or currency exchange rate on that day. Because the investor fee reduces the amount of your return at maturity or upon redemption, if the value of the underlying decreases or does not increase significantly, you may receive less than the principal amount of your investment at maturity or upon redemption. For a more complete description of how the investor fee is calculated and any other applicable costs, please see the applicable product page and Pricing Supplement at www.iPathETN.com.

2. Closed to further issuances.

YEARLY MATURITY

TICKER FEE1 DATE

iPATH COMMODITY ETNs (Continued)

SINGLE COMMODITIES (Continued)

iPath® Dow Jones–UBS Tin Subindex Total ReturnSM ETN JJT 0.75% 6/24/38

iPath® Pure Beta Crude Oil ETN OLEM 0.75% 4/18/41

iPath® S&P GSCI® Crude Oil Total Return Index ETN OIL 0.75% 8/14/36

iPATH CURRENCY ETNs

iPath® EUR/USD Exchange Rate ETN ERO 0.40% 5/14/37

iPath® GBP/USD Exchange Rate ETN GBB 0.40% 5/14/37

iPath® JPY/USD Exchange Rate ETN JYN 0.40% 5/14/37

iPath® GEMS Index™ ETN JEM 0.89% 2/4/38

iPath® GEMS Asia 8 ETN AYT 0.89% 4/8/38

iPath® Asian & Gulf Currency Revaluation ETN PGD 0.89% 2/4/38

iPath® Optimized Currency Carry ETN ICI 0.65% 1/28/38

iPATH EQUITY ETNs

VOLATILITY

iPath® S&P 500 VIX Short-Term Futures™ ETN VXX 0.89% 1/30/19

iPath® S&P 500 VIX Mid-Term Futures™ ETN VXZ 0.89% 1/30/19

iPath® Inverse S&P 500 VIX Short-Term Futures™ ETN XXV 0.89% 7/17/20

iPath® Inverse S&P 500 VIX Short-Term Futures™ ETN (II) IVOP 0.89% 9/20/21

iPath® S&P 500 Dynamic VIX ETN XVZ 0.95% 8/18/21

LEVERAGED

iPath® Long Extended Russell 1000® TR Index ETN ROLA 0.50% 11/30/20

iPath® Short Extended Russell 1000® TR Index ETN ROSA 0.50% 11/30/20

iPath® Long Extended Russell 2000® TR Index ETN RTLA 0.50% 11/30/20

iPath® Short Extended Russell 2000® TR Index ETN RTSA 0.50% 11/30/20

iPath® Long Enhanced MSCI EAFE® Index ETN MFLA 0.80% 11/30/20

iPath® Short Enhanced MSCI EAFE® Index ETN MFSA 0.80% 11/30/20

iPath® Long Enhanced MSCI Emerging Markets Index ETN EMLB 0.80% 11/30/20

iPath® Short Enhanced MSCI Emerging Markets Index ETN EMSA 0.80% 11/30/20

iPath® Long Extended S&P 500® TR Index ETN SFLA 0.35% 11/30/20

iPath® Short Extended S&P 500® TR Index ETN SFSA 0.35% 11/30/20

iPath® Long Enhanced S&P 500 VIX Mid-Term FuturesTM ETN (II) VZZB 0.89% 7/12/21

INTERNATIONAL

iPath® MSCI India IndexSM ETN2 INP 0.89% 12/18/36

STRATEGY

iPath® CBOE S&P 500 BuyWrite IndexSM ETN BWV 0.75% 5/28/37

iPATH FIXED INCOME ETNs

iPath® US Treasury Steepener ETN STPP 0.75% 8/13/20

iPath® US Treasury Flattener ETN FLAT 0.75% 8/13/20

iPath® US Treasury 2-year Bull ETN DTUL 0.75% 8/13/20

iPath® US Treasury 2-year Bear ETN DTUS 0.75% 8/13/20

iPath® US Treasury 5-year Bull ETN DFVL 0.75% 7/12/21

iPath® US Treasury 5-year Bear ETN DFVS 0.75% 7/12/21

iPath® US Treasury 10-year Bull ETN DTYL 0.75% 8/13/20

iPath® US Treasury 10-year Bear ETN DTYS 0.75% 8/13/20

iPath® US Treasury Long Bond Bull ETN DLBL 0.75% 8/13/20

iPath® US Treasury Long Bond Bear ETN DLBS 0.75% 8/13/20

iPATH ALTERNATIVE ETNs

iPath® Global Carbon ETN GRN 0.75% 6/24/38

All iPath ETNs trade on NYSE ArcaSM and are eligible for short sales.

1. The investor fee is calculated cumulatively based on the Yearly Fee and the performance of the underlying index or currency exchange rate and increases each day based on the level of the index or currency exchange rate on that day. Because the investor fee reduces the amount of your return at maturity or upon redemption, if the value of the underlying decreases or does not increase significantly, you may receive less than the principal amount of your investment at maturity or upon redemption. For a more complete description of how the investor fee is calculated and any other applicable costs, please see the applicable product page and Pricing Supplement at www.iPathETN.com.

2. Closed to further issuances.

Selected Risk Considerations

An investment in the iPath ETNs described herein (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement.

You May Lose Some or All of Your Principal: The ETNs are exposed to any change in the level of the underlying index between the inception date and the applicable valuation date. Additionally, if the level of the underlying index is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has increased or decreased, as the case may be. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be The ETNs are riskier than ordinary unsecured debt securities and have lower than the total return on a direct investment in the index components. no principal protection.

Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs.

A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs.

No Interest Payments from the ETNs: You may not receive any interest payments on the ETNs.

Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 25,000 or 50,000 (depending on the series) ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement. Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation. spectus)Barclays Bank PLC has filed a registration statement (including a pro- with the SEC for the offering to which this communication documents Barclays Bank PLC has filed with the SEC for more complete relates. Before you invest, you should read the prospectus and other mentsinformation about the issuer and this offering. You may get these docu- for free by visiting www.iPathETN.com or EDGAR on the SEC for Barclays Capital Inc. to send you the prospectus if you request it by website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange other dealer participating in the offering. calling toll-free 1-877-764-7284, or you may request a copy from any

BlackRock Investments, LLC, assists in the promotion of the iPath ETNs. The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs.

The Dow Jones-UBS Commodity IndexesSM are a joint product of Dow Jones Indexes, a licensed trademark of CME Group Index Services LLC (“CME Indexes”), and UBS Securities LLC (“UBS Securities”), and have been licensed for use. “Dow Jones®,” “DJ,” “Dow Jones Indexes”, “UBS”, “Dow Jones-UBS Commodity IndexSM”, “DJ-UBSCISM”, “Dow Jones-UBS Commodity Index Total ReturnSM”, “Dow Jones-UBS Agriculture Subindex Total ReturnSM”, “Dow Jones-UBS Aluminum Subindex Total ReturnSM”, “Dow Jones-UBS Cocoa Subindex Total ReturnSM”, “Dow Jones-UBS Coffee Subindex Total ReturnSM”, “Dow Jones-UBS Copper Subindex Total ReturnSM”, “Dow Jones-UBS Cotton Subindex Total ReturnSM”, “Dow Jones-UBS Energy Subindex Total ReturnSM”, “Dow Jones-UBS Grains Subindex Total ReturnSM”, “Dow Jones-UBS Industrial Metals Subindex Total ReturnSM”, “Dow Jones-UBS Lead Subindex Total ReturnSM”, “Dow Jones-UBS Livestock Subindex Total ReturnSM”, “Dow Jones-UBS Natural Gas Subindex Total ReturnSM”, “Dow Jones-UBS Nickel Subindex Total ReturnSM”, “Dow Jones-UBS Platinum Subindex Total ReturnSM”, “Dow Jones-UBS Precious Metals Subindex Total ReturnSM”, “Dow Jones-UBS Softs Subindex Total ReturnSM”, “Dow Jones-UBS Sugar Subindex Total ReturnSM” and “Dow Jones-UBS Tin Subindex Total ReturnSM” are service marks of Dow Jones Trademark Holdings, LLC (“Dow Jones”), and UBS AG (“UBS AG”), as the case may be, have been licensed to CME Indexes and have been sub-licensed for use for certain purposes by Barclays Bank PLC. The ETNs based on the indices are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their respective subsidiaries or affiliates. None of Dow Jones, UBS AG, UBS Securities, CME Indexes, or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the ETNs based on the indices or any member of the public regarding the advisability of investing in securities or commodities generally or in the ETNs based on any of the indices particularly. The MSCI indexes are the exclusive property of MSCI, Inc. (“MSCI”). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Barclays Bank PLC. The financial securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. The relevant pricing supplement contains a more detailed description of the limited relationship MSCI has with Barclays Bank PLC and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

“S&P GSCI®”, “S&P GSCI® Index”, “S&P GSCI® Total Return Index”, “S&P GSCI® Commodity Index” and “S&P GSCI® Crude Oil Total Return Index” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by Barclays Bank PLC. The ETNs are not sponsored, endorsed, sold or promoted by S&P. S&P does not make any representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the S&P GSCI® to track general stock market performance.

“Standard & Poor’s®”, “S&P®”, “S&P 500s®”, “Standard & Poor’s 500™” and “500” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”), and “BuyWrite” and “CBOE” are trademarks of the Chicago Board Options Exchange, Incorporated (“CBOE”). These marks have been licensed for use by Barclays Bank PLC. The ETNs are not sponsored, endorsed, sold or promoted by S&P or the CBOE and neither S&P nor CBOE make any representation regarding the advisability of investing in the ETNs.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500™”, “S&P 500 VIX Short-Term Futures™”, “S&P 500 VIX Mid-Term Futures™” and “S&P 500® Dynamic VIX Futures™” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by Barclays Bank PLC. “VIX” is a registered trademark of the Chicago Board Options Exchange, Incorporated (“CBOE”) and has been licensed for use by S&P. The ETNs are not sponsored, endorsed, sold or promoted by S&P or the CBOE. S&P and CBOE make no representation, condition or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs or in the ability of either index to track market performance.

“Russell 1000® Index” and “Russell 2000® Index” are trademarks of Frank Russell Company and have been licensed for use by Barclays Bank PLC. The ETNs are not sponsored, endorsed, sold, or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of investing in the ETNs.

Each of the Barclays Capital commodities indices referenced herein is a trademark of Barclays Bank PLC.

“Barclays Capital US Treasury 2Y/10Y Yield Curve Index™”, “Barclays Capital 2Y US Treasury Futures Targeted Exposure Index™”, “Barclays Capital 5Y US Treasury Futures Targeted Exposure Index™”, “Barclays Capital 10Y US Treasury Futures Targeted Exposure Index™”, “Barclays Capital Long Bond US Treasury Futures Targeted Exposure Index™”, “Barclays Capital Intelligent Carry Index™”, “USD Intelligent Carry Index™”, “Barclays Capital Global Carbon Index™”, “Barclays Capital Global Carbon Index Total Return™”, “Barclays Capital Global Emerging Markets Strategy (GEMS) Asia 8 Index™”, “Barclays Capital Global Emerging Markets Strategy (GEMS) Pegged Currency Index™”, and “Barclays Capital Global Emerging Markets Strategy (GEMS) Index™” are trademarks of Barclays Bank PLC.

©2012 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. 2216-06-PRD_v01MW-12/11

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